NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 14, 2022, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 01, 2022 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. On January 1, 2022, Apollo Asset Management, Inc. (f/k/a Apollo Global Management, Inc.), and Athene Holding Ltd, completed the previously announced merger transactions pursuant to the Agreement and Plan of Merger, dated as of March 8, 2021. This Form 25 is being filed solely in connection with the discontinuation of the trading on the NYSE of Apollo Global Management, Inc.'s Class A common stock and does not affect the continued listing on the NYSE of the Apollo Global Management, Inc.'s common stock. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 01, 2022.